REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM



To the Members and Board of Directors
PARADIGM Multi Strategy Fund I, LLC


We have audited the accompanying statement of assets and liabilities and members capital in liquidation of the PARADIGM Multi Strategy Fund I, LLC (the Portfolio) as of December 31, 2007, and the related statements of operations for the year then ended, changes in members capital in liquidation for the year then ended and the period from January 3, 2006 (commencement of operations) to December 31, 2006 and cash flows for the year then ended and the financial highlights for the year then ended and the period from January 3, 2006
(commencement of operations) to December 31, 2006. These financial statements and financial highlights are the responsibility of the Portfolios management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board
(United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 12 to the financial statements, on December 4, 2007, the Portfolios Board of Directors approved the liquidation of 100% of its outstanding interests in Investments in Underlying Funds as well as the members capital held by each series of the Paradigm
Funds Trust resulting in the liquidation of the Portfolio becoming imminent. As a result, the Portfolio changed its basis of accounting under accounting principles generally accepted in the United States of America from a going concern basis to a liquidation basis as of December 31, 2007.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position in liquidation of the PARADIGM Multi Strategy Fund I, LLC as of
December 31, 2007, the results of its operations for the year then ended, changes in its members capital in liquidation for the year then ended and the period from January 3, 2006 (commencement of operations) to December
31, 2006, its cash flows for the year then ended and its financial highlights for the year then ended and the period from January 3, 2006 (commencement of operations) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.



BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
July 24, 2008